EXHIBIT 99.2

Old PSG Wind-down Ltd. (formerly, Performance Sports Group Ltd.) Enters into Stipulation with Bybrook Capital LLP

EXETER, NEW HAMPSHIRE – (Marketwired – July 12, 2017) – As previously announced, Old PSG Wind-down Ltd. (formerly known as Performance Sports Group Ltd.) (“PSG”) and certain of its affiliates (collectively, the “Company”) filed voluntary petitions in the United States Bankruptcy Court for the District of Delaware (the “Court”) for relief under Chapter 11 (“Chapter 11”) of the United States Bankruptcy Code, as amended on October 31, 2016. In connection with these voluntary petitions, on November 28, 2016, the Court entered a Final Order Pursuant to Sections 105(a), 362(a)(3), and 541 of the Bankruptcy Code and Bankruptcy Rule 3001 Establishing Notification and Hearing Procedures for Trading in Equity Securities in Debtors (the “Trading Order”), which established notice and hearing procedures that must be followed before certain transfers of equity securities in PSG, or of any beneficial interest therein, are deemed effective. The Trading Order was implemented to protect the Company’s net operating losses and other tax attributes, including built-in losses in its assets.

It has come to the Company’s attention that certain overseas investment funds affiliated with Bybrook Capital LLP (“Bybrook”) participated in trades in PSG equity interests, allegedly without actual knowledge of the procedures in the Trading Order or the purchasing restrictions and procedures set forth therein. If not remedied, these trades could result in an ownership change within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended, which could, in turn, result in significant cash tax liabilities for the Company in connection with its Section 363 asset sale and an inability to use certain of the Company’s tax assets to offset income for future periods. On July 12, 2017, the Company entered into the Stipulation and Order between the Debtors and certain funds affiliated with Bybrook Capital LLP (the “Stipulation”) in an attempt to enforce the Trading Order and mitigate any potential adverse tax consequences arising from a potential ownership change.

Robert Dafforn, chief investment officer of Bybrook said the following: “Bybrook purchased its PSG shares with no knowledge of any trading or purchasing restrictions.  No seller or broker advised us of the trading order.  Upon learning of the trading order on our own initiative, we immediately contacted debtor’s counsel to advise them of the situation and to work toward a consensual resolution.  We are happy to report that we achieved that resolution today.”

The Stipulation provides that by no later than 12:00 a.m. EST on July 28, 2017, Bybrook must: (i) rescind all transactions with all sellers (except for certain shares acquired on dates on which Brookfield Asset Management Inc. undertook sales) and restore PSG shares to the sellers of such shares, such that Bybrook and the respective sellers are in the same position they would have been had the trades never occurred; (ii) sell all shares held by Bybrook in excess of 2,249,062 shares into the market to holders that are not, and that would not become, Substantial Shareholders (as defined in the Trading Order) as a result of the purchase; (iii) donate all excess shares to qualifying charities selected by PSG; or (iv) divest itself of all excess shares through a combination of (a) rescission transactions restoring the shares to sellers, such that Bybrook and the respective sellers are in the same position in which they would have been had the trades never occurred, (b) selling excess shares into the market, and (c) donating excess shares to qualified charities.

A copy of PSG’s current report on Form 8-K prepared in connection with the Stipulation has been filed on EDGAR at www.sec.gov and on SEDAR at www.sedar.com.

Additional Information

Information about the Company and its restructuring process is available at https://cases.primeclerk.com/PSG and www.ey.com/ca/psg. Further information will be provided within the context of the Canadian and U.S. court proceedings.

Caution Regarding Forward-Looking Statements

This press release includes forward-looking statements within the meaning of applicable securities laws including with respect to the Stipulation as described above. The words “may,” “will,” “would,” “should,” “could,” “expects,” “plans,” “intends,” “trends,” “indications,” “anticipates,” “believes,” “estimates,” “predicts,” “likely” or “potential” or the negative or other variations of these words or other comparable words or phrases, are intended to identify forward-looking statements.

Forward-looking statements, by their nature, are based on assumptions, which, although considered reasonable by the Company at the time of preparation of such disclosure, may prove to be incorrect, and are subject to important risks and uncertainties. Many factors could cause the Company’s circumstances to differ materially from those expressed or implied by its forward-looking statements, including, without limitation, the inherent risk and uncertainty involved in the Company’s bankruptcy proceedings, the degree of cooperation of creditors and other stakeholders of the Company, the extent of the Company’s ability to meet certain obligations during the bankruptcy proceedings, the extent of the Company’s ability to obtain approval with respect to motions in its bankruptcy proceedings, the courts’ rulings in the bankruptcy proceedings or a decision of any other Canadian or U.S. court in respect thereof, the outcome of the bankruptcy proceedings in general, the length of time of the bankruptcy proceedings, risks associated with third-party motions in the bankruptcy proceedings, increased legal and advisory costs related to the bankruptcy proceedings and other litigation, risks associated with the procedures outlined under the Stipulation, in a manner that achieves the desired result, and to the extent applicable, and other applicable factors identified in the “Risk Factors” sections of the Company’s annual report on Form 10-K dated August 26, 2015, and quarterly report on Form 10-Q dated April 14, 2016, which are available on EDGAR at www.sec.gov and on SEDAR at www.sedar.com.

Furthermore, unless otherwise stated, the forward-looking statements contained in this press release are made as of the date of this press release, and the Company does not intend and undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

Contact Information

Michael J. Wall
Tel 1-855-631-5352